Exhibit 10.23

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment, dated as of December 9, 2003 (this “Amendment”), to the Employment Agreement, dated as of January 10, 2001 and amended as of January 31, 2001 and August 16, 2002 (the “Agreement”), is entered into between Federal-Mogul Corporation, a Michigan corporation (the “Company”), and Charles McClure (the “Executive”).

WHEREAS, the term of Executive’s employment by the Company pursuant to the Agreement, under its current terms, will end on January 11, 2004;

WHEREAS, the Company is in the process of evaluating who will serve in the capacity of Chief Executive Officer of the Company following the effective date of a plan of reorganization that is confirmed by the Bankruptcy Court for the District of Delaware in the Chapter 11 cases before such court docketed as Case No. 01-10578 (the “Effective Date of a Plan of Reorganization”);

WHEREAS, the Company and the Executive contemplate that should Executive be selected to serve as the Chief Executive Officer following the Effective Date of a Plan of Reorganization, Executive’s employment will be governed by the terms of a newly negotiated, long-term contract;

WHEREAS, the Company and the Executive have agreed that for the interim period between January 1, 2004 and the Effective Date of a Plan of Reorganization, they desire to amend the Agreement to provide for the terms and conditions of Executive’s employment during such interim period.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. The second sentence of Section 1 of the Agreement is deleted and replaced by the following:

1. The term of employment of the Executive by the Company pursuant to this Agreement shall commence on January 11, 2001 (the “Effective Date”) and shall end on the the fifth anniversary of the Effective Date (the “Employment Period”), unless earlier terminated pursuant to Section 4 hereof.

2. Section 3(a) is amended to read in its entirety as follows:

(a) Base Salary. During the portion of the Employment Period prior to January 1, 2004, the Company shall pay to the Executive a base salary at the rate of $850,000 per annum. During the portion of the Employment Period commencing on January 1, 2004, the Company shall pay to the Executive a base salary at the rate of $1,000,000 per annum. Such base salary shall be payable in accordance with the Company’s executive payroll policy. Such base salary in effect on and after January 1, 2004 shall be reviewed annually, and shall be subject to such increase, if any, as determined by the Compensation Committee of the Board. The base salary payable pursuant to this Section 3(a) shall be referred to herein as the “Base Salary.”

3. Section 3(b) is amended by adding the following at the end thereof:

For the 2004 and 2005 fiscal years, the Executive’s Target Annual Bonus (the “Target Annual Bonus”) shall be equal to the Executive’s Base Salary as of the last day of employment of the Executive by the Company during such fiscal year, payable at the time other executives generally receive an annual bonus for such fiscal year in accordance with the Company’s policies.

4. The term “Guaranteed Annual Bonus” shall be deleted and replaced by the term “Target Annual Bonus” in Sections 4(a)(ii), 4(b)(ii) and 4(f)(i)(B).

5. Section 4(d)(ii) and (iii) are amended to read as follows:

(ii) a lump sum cash payment of $500,000 payable upon expiration or earlier termination of the Transition Period;

(iii) the continuation by the Company of health and welfare benefits for a period ending 3 months following expiration or following earlier termination by the Executive pursuant to Section 4A(c) of the Transition Period on the same basis as such benefits were provided to the Executive immediately prior to his termination of employment;

6. Section 4(e) shall be amended to provide in its entirety as follows:

(e) Voluntary Termination.

(i) The Executive may voluntarily terminate the Executive’s employment with the Company for any reason upon written notice to the Company. If the Executive voluntarily terminates the Executive’s employment pursuant to this Section 4(e)(i), all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(iii) hereof.

(ii) The Executive may voluntarily terminate the Executive’s employment with the Company if the Company and the Executive have not entered into a newly negotiated, long-term employment agreement appointing Executive as the Chief Executive Officer of the Company on or before the Effective Date of a Plan of Reorganization. If the Executive voluntarily terminates this Agreement pursuant to this Section 4(e)(ii), all obligations of the Company and the Executive hereunder shall cease, except that the Executive shall be entitled to receive benefits and payments specified in Sections 4(d)(i) through 4(d)(iii), inclusive.

7. Section 4(f)(i)(B) and 4(f)(i)(C) are amended to read as follows:

(B) a lump sum cash payment of $500,000 payable upon expiration or earlier termination of the Transition Period;

(C) the continuation by the Company of health and welfare benefits for a period ending 3 months following expiration or following earlier termination by the Executive pursuant to Section 4A(c) of the Transition Period on the same basis as such benefits were provided to the Executive immediately prior to his termination of employment;

8. A new Section 4A shall be inserted into the Agreement, which Section 4A shall provide as follows:

4A. Transition Services.

(a) Transition Services. For a period of ninety days (the “Transition Period”) from the effective date of a termination of the Executive’s employment with the Company pursuant to Sections 4(d), 4(e)(ii) or 4(f) or from the expiration of the Employment Period, the Executive shall make himself available to the Company on a limited, not full-time basis, at such times and places as he and any successor chief executive officer may reasonably agree, to provide such reasonable assistance in the process of transitioning the Company to the successor chief executive officer as such successor chief executive officer and the Executive may reasonably deem appropriate (the “Transition Services”).

(b) Transition Services Fee. In consideration of making himself available to provide such Transition Services, the Executive shall receive the sum of $500,000 (the “Transition Services Fee”), payable in three equal installments commencing on the thirtieth (30th) day after the effective date of any expiration or termination of the Employment Period pursuant to Sections 4(d), 4(e)(ii) or 4(f) and on the sixtieth (60th) and ninetieth (90th) days thereafter. In addition, the Company shall reimburse Executive for all expenses reasonably incurred by him in the performance of the Transition Services.

(c) Termination of Transition Period. Either the Executive or any successor chief executive officer may terminate the Transition Period at any time by written notice to the other. In the event of the termination of the Transition Period by the Executive, all obligations of the Company hereunder shall cease immediately, and the Executive shall not be entitled to any unpaid portion of the Transition Services Fee. In the event of the termination of the Transition Period by the Company or any successor chief executive officer, the Executive shall be entitled to the immediate payment of the full amount of any unpaid portion of the Transition Services Fee.

(d) Employment Search. The Company acknowledges and agrees that Executive may, during the Transition Period, contact and interview with prospective employers.

(e) Nature of Relationship. The relationship of the Company and Executive established by this Section 4A is that of independent contractor, and nothing contained in this Section 4A shall be construed to (a) give either party the power to direct or control the day-to-day activities of the other, or (b) constitute the parties as employer/employee, partners, joint venturers or co-owners. Accordingly, Executive shall be responsible for the payment of all fees and taxes, including federal, state and local taxes, arising out of Executive’s provision of the Transition Services activities in accordance with this Section 4A.

9. Section 6(b) is amended to provide in its entirety as follows:

(b) The Executive agrees that during the period of the Executive’s employment with the Company and during the Transition Period (if applicable) (the “Noncompetition Period”), the Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business being conducted by, or contemplated by, the Company or any of its subsidiaries. Executive’s obligations under this non-compete provision shall cease upon expiration of the Noncompetition Period following termination of Executive’s employment with the Company or expiration of the Employment Period, as applicable.

10. In all other respects, the Agreement shall not be amended and shall remain in full force and effect; provided, however, that in the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control; and provided, further, that notwithstanding any of the terms or conditions of this Amendment to the contrary, this Amendment shall not be deemed to amend, alter or modify any other agreements, plans or programs governing the terms and conditions of Executive’s employment or the benefits to which he is entitled.

11. The Amendment to the Agreement shall become effective as of January 1, 2004, subject to approval by the Bankruptcy Court for the District of Delaware in the Chapter 11 cases before such court docketed as Case No. 01-10578

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date first above written.

FEDERAL-MOGUL CORPORATION

John J. Fannon, Chairman, Compensation Committee

EXECUTIVE

Charles McClure

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